Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

ENTERPRISE PRICES $750 MILLION OF

SENIOR UNSECURED NOTES

Houston, Texas (Wednesday, February 8, 2012) – Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $750 million of senior unsecured notes due on August 15, 2042 (“August 2042 Notes”). The net proceeds from the offering are expected to be used to temporarily reduce borrowings under EPO’s multi-year revolving credit facility (which we expect to use to repay outstanding amounts on the maturity of our $490.5 million principal amount of 7.625 percent senior notes S due February 2012 and our $9.5 million principal amount of TEPPCO 7.625 percent senior notes due February 2012 prior to the expected delivery of the notes) and for general company purposes.

The August 2042 Notes will be issued at 99.542 percent of their principal amount, and will have a fixed-rate interest coupon of 4.85 percent. The expected settlement date for the offering is February 15, 2012. Enterprise Products Partners L.P. will guarantee the notes through an unconditional guarantee on an unsecured and unsubordinated basis.

J.P. Morgan Securities LLC, DNB Markets, Inc., RBC Capital Markets, LLC, RBS Securities Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting J.P. Morgan Securities LLC at (212) 834-4533, RBS Securities Inc. at (866) 884-2071 or Wells Fargo Securities, LLC at (800) 326-5897.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include approximately: 50,600 miles of onshore and offshore pipelines; 190 million barrels of storage capacity for NGLs, petrochemical, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminaling; offshore production platform services; crude oil and refined products transportation, storage and terminaling; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635

###